NEWS RELEASE
November 7, 2005

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 552 Kankakee, IL 60901-0552	Fax	(815) 937-3674 (815) 937-4440

For more information contact:
James M. Lindstrom
Chief Financial Officer

UCENTRUE FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER RESULTS

Kankakee, Illinois.....(November 7, 2005) Centrue Financial Corporation (NASDAQ: TRUE), today announced net income of $1.2 million ($0.52 per diluted share) for the third quarter of 2005 compared to $1.2 million ($0.50 per diluted share) for the comparable 2004 period. Net income for the third quarter of 2005 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.74% and 10.80%, compared to 0.81% and 11.86%, for the comparable 2004 period.

For the nine months ended September 30, 2005, the Company reported net income of $3.3 million ($1.40 per diluted share) compared to $3.3 million ($1.29 per diluted share) in 2004. Net income for the first nine months of 2005 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.70% and 10.25%, compared to 0.71% and 9.87% for the comparable 2004 period.

“We are happy to report progress on several fronts during the third quarter, including continued improvement in our asset quality while achieving an annualized commercial loan growth rate above 13%,” commented Thomas A. Daiber, Chief Executive Officer. He continued, “We are excited that our new Fairview Heights branch continued to outpace our expectations with significant deposit and loan growth since opening in the second quarter of this year. Bank wide deposit marketing campaigns also contributed to annualized growth in our checking and money market accounts of above 16%. The third quarter results reflect our success in increasing our noninterest income and we expect to see further contributions from our mortgage area as we open our new loan production office in Plainfield early in the fourth quarter.”

Third Quarter Results

For the third quarter of 2005, the Company reported net income of $1.2 million ($0.52 per diluted share) compared to $1.2 million ($0.50 per diluted share) in 2004.

Net interest income remained constant at $4.7 million for 2005 compared to $4.8 million for 2004. The net interest margin decreased to 3.27% in 2005’s third quarter from 3.47% in the third quarter of 2004. The decrease in the net interest margin was primarily a result of bank wide marketing campaigns on money market accounts and CDs. The flat yield curve and increased rates by competitors also contributed to an increase in rates by the Company to retain market share. The Company’s overall cost of funds increased 23 basis points from 2.37% to 2.60% during the quarter.

The provision for loan losses of $75,000 decreased $225,000 (75.0%) from the comparable 2004 period. The decrease in the provision for loan losses was primarily due to the Company’s improving credit risk profile.

Noninterest income of $2.0 million increased by $429,000 (27.0%) from the comparable 2004 period. The increase in noninterest income was primarily due to the implementation of a new overdraft protection program that began in June of 2004. As a result, fee income in the quarter increased $471,000 (37.8%) from the same period in 2004.

Noninterest expense was $5.0 million, or $672,000 (15.6%) higher than in 2004. The increase in noninterest expense was primarily due to an increase in compensation and benefits of $539,000 (24.2%). The increase in compensation and benefits was partially due to the addition of the personnel from the acquisition of Illinois Community Bank in the second quarter of 2005 as well as additional staffing added for the Company’s newly completed Fairview Heights, Illinois branch.

Income tax expense was $480,000 for 2005 compared to $502,000 for 2004. The effective income tax rate for 2005 was 28.3% compared to 28.9% for 2004.

Financial Condition at September 30, 2005

The Company’s total assets at September 30, 2005 were $649.8 million, an increase of $37.9 million (6.2%) from $611.9 million at December 31, 2004. Cash and cash equivalents increased $15.1 million (113.3%), net loans including loans held for sale increased $12.5 million (3.0%), investment securities increased $4.8 million (3.8%), premises and equipment increased $3.7 million (20.1%), and goodwill increased $1.9 million (15.3%). These increases were partially offset by a decrease in real estate held for sale of $1.1 million (35.2%). The increases were primarily funded by an increase in deposits of $26.3 million (5.3%) and customer repurchase agreements of $10.5 million (122.2%). The change to each of these items was primarily due to the purchase of Illinois Community Bancorp, Inc. in the second quarter of 2005. The decrease in real estate held for sale was due to the sale of a portion of the Company’s largest real estate owned property

Stockholders’ equity totaled $45.3 million, reflecting an increase of $2.2 million (5.0%) compared to December 31, 2004. The increase was due mainly to net income and the acquisition of Illinois Community Bancorp, Inc. partially offset by common stock repurchases and a decrease in unrealized gains on available-for-sale securities. There were 2,366,539 shares of common stock outstanding at September 30, 2005, compared to 2,380,666 shares at December 31, 2004. Equity per share of common stock increased by $1.02 to $19.16 September 30, 2005 from $18.14 at December 31, 2004. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Non-performing loans decreased $2.1 million from the end of 2004 to $4.9 million at September 30, 2005 and non-performing assets have decreased to 1.06% of total assets. The coverage of the allowance for loan losses to non-performing loans improved to 99.16% at quarter end. The decrease in non-performing loans was mainly attributable to loans that were repaid from two large commercial borrowers. In addition to the decrease in non-performing loans, the Company closed on the sale of a portion of its largest real estate owned property during the second quarter of 2005. The remaining portion of the property is under contract to be sold and should close during the fourth quarter of 2005. The sale of this property should result in net proceeds of $1.5 million, which slightly exceeds our carrying value.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates twenty branches in nine counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of approximately $650 million and 205 employees on a full time equivalent basis.

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Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Total interest income	$8,270	$7,358	$23,666	$21,997
Total interest expense	3,533	2,602	9,347	7,998

Net interest income	4,737	4,756	14,319	13,999
Provision for loan losses	75	300	576	900

Net interest income after provision for loan losses	4,662	4,456	13,743	13,099
Noninterest income:
Fee income	1,716	1,245	4,141	3,126
Net gain (loss) on sale of securities	—	(5)	183	85
Net gain on sale of real estate held for sale	7	—	1	39
Net gain on sale of loans	165	238	454	661
Other	130	111	511	431

Total noninterest income	2,018	1,589	5,290	4,342

Noninterest expense:
Compensation and benefits	2,766	2,227	7,556	6,624
Occupancy, net	406	367	1,184	1,087
Furniture and equipment	288	330	1,421	1,019
Legal and professional fees	166	124	627	526
Other	1,356	1,262	3,742	3,510

Total noninterest expense	4,982	4,310	14,530	12,766

Income before income taxes	1,698	1,735	4,503	4,675
Income tax expense	480	502	1,196	1,414

Net income	$1,218	$1,233	$3,307	$3,261

Other comprehensive income (loss):
Change in unrealized gains (losses) on available for sale securities, net of related income taxes	(523)	849	(845)	(706)
Less: reclassification adjustment for gains included in net income net of related income taxes	—	(2)	131	32

Other comprehensive income (loss)	(523)	851	(976)	(738)

Comprehensive income	$695	$2,084	$2,331	$2,523

Basic earnings per share	$0.52	$0.50	$1.41	$1.29
Diluted earnings per share	$0.52	$0.50	$1.40	$1.29
Dividends per share	$—	$—	$—	$.075
Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.27%	3.47%	3.42%	3.40%
Return on assets (ratio of net income to average total assets)	0.74%	0.81%	0.70%	0.71%
Return on equity (ratio of net income to average equity)	10.80%	11.86%	10.25%	9.87%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	September 30,	December 31
	2005	2004
	(dollars in thousands)
Selected Financial Condition Data:
Total assets	$649,787	$611,853
Net loans, including loans held for sale	431,842	419,379
Allowance for loan losses	4,844	5,475
Investment securities — available-for-sale	129,544	124,763
Deposits	522,078	495,777
Customer Repurchase Agreements	19,027	8,563
Borrowings	40,791	41,098
Trust preferred securities	20,000	20,000
Accumulated other comprehensive income (loss)	(949)	27
Stockholders’ equity	45,339	43,176
Shares outstanding	2,366,539	2,380,666
Stockholders’ equity per share	$19.16	$18.14
Selected asset quality ratios:
Allowance for loan losses to total loans	1.11%	1.29%
Non-performing assets to total assets	1.06%	1.64%
Allowance for loan losses to non-performing loans	99.16%	78.31%
Classified assets to total assets	1.44%	3.16%
Allowance for loan losses to classified assets	51.76%	28.22%
Non-performing asset analysis:
Non-accrual loans	$4,885	$6,769
Loans past due 90 days and accruing	—	222
Real estate owned and repossessed assets	1,946	3,002
Troubled debt restructurings	37	42

Total	$6,868	$10,035

Net (recoveries) charge-offs for quarter	$971	$1,512